EXHIBIT 10.3

                Amendment #1 to License Agreement # 0014-130701L

      The following changes, additions and deletions to License Agreement, made and entered into July 13, 2001, between Rensselaer Polytechnic Institute and ProUroCare Inc., previously known as Pro Uro Care, are agreed to between the parties, and shall take precedence over any conflicting provision in said License Agreement:

1. Section 1.4 of the License Agreement is deleted and replaced with the following:

      FIELD OF USE shall mean diagnosis and/or treatment of urological or renal conditions.

2. Section 1.9 of the License Agreement is deleted and replaced with the following:

      GROSS SALES shall mean revenues received by LICENSEE or any sublicensee in consideration for the sale, transfer or disposition of LICENSED PROCESS(ES) or LICENSED PRODUCT(S).

3.    Section 2.3 of the License Agreement is added:

      LICENSEE shall have the sole and exclusive right to grant sublicenses to any party with respect to the rights conferred upon LICENSEE under this Agreement, provided, however, that:

            (i) any such sublicense shall be subject in all respects to the terms and conditions of this Agreement (but not including the payment of license fee pursuant to Section 5.1.1 or minimum royalties pursuant to Section 4.3.2 hereof);
            (ii) LICENSEE shall pay LICENSOR, or cause all sublicensees to pay LICENSOR, the same royalties on all Net Sales of such sublicensees in accordance with Section 5.1.2, the same as if said Net Sales had been made by LICENSEE. Each sublicensee shall report its Net Sales to LICENSOR through LICENSEE, which Net Sales shall be aggregated with any Net Sales of LICENSEE for purposes of determining the Net Sales upon which royalties are to be paid to LICENSOR;
            (iii) any such sublicense agreement must incorporate by reference the terms and conditions of this Agreement, including representations, warrants and covenants by sublicensee that are equivalent to the representations, warrants and covenants made by LICENSEE pursuant to Section 10.2.4 herein, and in addition, further provide that such representations, warrants and covenants shall run to and be for the benefit of LICENSOR;
            (iv) each such sublicense agreement, must also name LICENSOR as an intended third party beneficiary of the obligations of sublicensee, without imposition of obligation or liability on the part of LICENSOR or its inventors to the sublicensee;
            (v) each such sublicensee, and the form and substance of each such sublicense agreement, shall be subject to the prior written approval of LICENSOR, which approval shall not be unreasonably withheld. Provided however, that should LICENSOR fail to object to (i) a proposed sublicensee, or (ii) a proposed sublicense agreement within twenty (20) days after delivery to it of (i) the identity of such sublicensee, or (ii) a complete copy of such sublicense agreement, approval shall be presumed; and

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            (vi)  Any sublicense agreement granted herein may permit further sublicensing of the rights conferred to Licensee herein so long as such sublicense agreement require that any sub-sublicense agreement also comply with all of the conditions set forth in subdivision (i) through (v) above.

      Any and all sublicense revenues, other than royalties, lines of credit and research and development funding, due LICENSEE pursuant to the grant of a sublicense, shall be reported to LICENSOR by LICENSEE within thirty (30) days of receipt by LICENSEE. LICENSEE shall pay to LICENSOR twenty-five percent (25%) of such sublicense revenue. Any non-cash consideration received by LICENSEE from sublicensees shall be valued at its fair market value as of the date of receipt. For avoidance of doubt, sublicense revenues shall not include consideration received by LICENSEE from the transfer of intellectual property acquired, owned or developed by LICENSEE which are not INTELLECTUAL PROPERTY RIGHTS.

4. Section 4.3.1 of the License Agreement is deleted and replaced with the following:

      initiate FDA approval process by filing with the FDA and commencing human clinical trials by seven (7) years from Effective Date of this Agreement; and

5.    Section 5.1.3 of the License Agreement is added:

      In connection with the Sublicense Agreement dated July 27, 2005 between LICENSEE and Urologix, Inc. ("Urologix") ("Urologix Sublicense"), pay LICENSOR royalties of 3% of NET SALES by LICENSEE to Urologix of the Rectal Sheath and Abdominal Belt (as such terms are defined in Article 5,12 of the Memorandum of Understanding dated July 27, 2005 made by and between Licensee and Urologix) ("Urologix MOU"), and any other Licensed Products sold by LICENSEE to Urologix, plus 1% of Net Sales by Urologix of the EIT External Box or any control unit containing the EIT External Box (as such term is defined in the Urologix MOU) (the "1% Royalty"); provided, however, no royalty shall be due on sales of the EIT External Box that is provided to existing customers of Urologix at a price equal to or below Urologix's cost to manufacture and deliver the EIT External Box or is provided to customers of Urologix in connection with or as a component of a control unit sold by Urologix at a price equal to or below the cost to manufacture and deliver the control unit and the EIT External Box. The royalties payable pursuant to this Section 5.1.3 shall be in lieu of any and all royalties that would otherwise be payable with respect to
      Section 5.1.2 or the Urologix Sublicense. It is contemplated that LICENSEE shall be responsible for and pay the 1% Royalty, unless and until Urologix becomes the direct licensee of LICENSOR pursuant to Section 9.3 of this Agreement. Also pursuant to Section 9.3 of this Agreement, Urologix is intended to be a beneficiary of the obligations of LICENSOR under this Agreement in the event that this Agreement is terminated.


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6.    Section 9.2 of the License Agreement is deleted and replaced with the following:

      The term of this Agreement shall terminate if no LICENSED PROCESS or LICENSED PRODUCT is available for sale after eight (8) years from Effective Date.

7. Section 9.3 of the License Agreement is deleted and replaced with the following:

      If LICENSEE shall cease to carry on its business, this Agreement shall terminate immediately without any action required, but all obligations of LICENSEE to LICENSOR shall survive, and any sublicensee(s) shall become a direct licensee of LICENSOR, provided that LICENSOR's obligations to sublicensee(s) are no greater than LICENSOR'S obligations to LICENSEE under this Agreement and any sublicensee's rights shall not be impaired thereby.

8.    All other terms and conditions of such License Agreement remain in effect.

9.    The Effective Date of this Amendment #1 is July 27, 2005.

10. This Amendment #1 may be executed in any number of counterparts, each of which will be an original, and such counterparts together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment #1 to be executed by their duly authorized officers as of the date above written.


RENSSELAER POLYTECHNIC INSTITUTE

By: /s/ Ronald M. Kudla
    -------------------------------------------------
    Ronald M. Kudla
    Executive Director
    Office of Intellectual Property, Technology Transfer and New Ventures

Date: July 28, 2005


PROUROCARE INC.

By: /s/ Maurice R. Taylor
    ----------------------------------

    ----------------------------------
    Its CEO
        ------------------------------

Date: July 27, 2005


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